Exhibit 10.2
FIRST AMENDMENT TO COOPER INDUSTRIES PLC
AMENDED AND RESTATED STOCK INCENTIVE PLAN
(As Amended and Restated September 8, 2009)
     WHEREAS, the Cooper Industries plc Amended and Restated Stock Incentive Plan (the “Plan”) provides for awards of ordinary shares of Cooper Industries plc (“Cooper”) to certain employees of Cooper US Inc. (the “Company”) and its affiliates; and
     WHEREAS, the Board of Directors has approved amending the Plan provisions to provide for the continued participation in the Plan of certain participants who are employed by Cooper subsidiaries that may be contributed to a joint venture involving Cooper’s Tools business.
     NOW, THEREFORE, effective as of February 13, 2010, the Plan is hereby amended as follows:
1.	Section 2.1 of the Plan is hereby amended in its entirety to read as follows:

2.1 “Affiliate” shall mean any employer, present and future, with which the Company is considered a single employer under Section 414(b) and 414(c) of the Code. In addition, an “Affiliate” shall include entities that are part of a joint venture involving Cooper’s Tools business, provided that the equity interest held by Cooper or its subsidiaries in the joint venture is at least 20%.

2.	Article XXVIII shall be added to the Plan as follows:
XXVIII Awards to Cooper Joint Venture Participants
A “Cooper Joint Venture Participant” means a Participant in the Plan who is an employee of a subsidiary, which Cooper contributes to the joint venture that involves Cooper’s Tools business or whose employment is otherwise transferred to an entity that is part of such joint venture. Upon contribution by Cooper of its Tools business to the joint venture, no further Awards under the Plan shall be granted to a Cooper Joint Venture Participant, but a Cooper Joint Venture Participant shall continue to be eligible to vest in and earn Awards granted on or after the effective date of this amendment subject to the terms, conditions and restrictions set forth in the Plan and Award Agreement, including provisions relating to Separation from Service. Upon contribution by Cooper of its Tools business to the joint venture, a Cooper Joint Venture Participant shall incur a Separation from Service with respect to outstanding Awards that were granted before the effective date of this amendment, subject to the discretion of the Committee to amend, waive or modify the conditions or other terms of such Awards pursuant to Section 3.2 and Article XII of the Plan.